Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Jenny Graef, 949.417.4347
jgraef@shopoff.com
Shopoff Properties Trust Announces Two Acquisitions
Residential Lots, Land and Commercial Lots in Arizona and California
Irvine, California (November 17, 2009) — On July 31, 2009, an affiliate of Shopoff Properties Trust, Inc. (“SPT”), SPT AZ Land Holdings, LLC, acquired 739 single family residential lots in the Town of Buckeye, Maricopa County, Arizona.
The acquisition includes real property consisting of a final plat of 739 single-family residential lots on a total of 200 acres of unimproved land commonly known as “Desert Moon Estates” located in the Town of Buckeye, Maricopa County Arizona. The project was purchased from AZPro Development, Inc., an Arizona corporation.
“We are very pleased to add this nicely positioned Arizona property to our portfolio,” according to William A. Shopoff, Chairman and President of Shopoff Properties Trust. “Because of the project’s favorable location coupled with utility commitments, we believe it could be well suited for development early in the next cycle following market recovery.”
On November 5, 2009, SPT completed the acquisition of the Tuscany parcels in Riverside County, CA., a total of 519 residential lots and 2 commercial lots located in the City of Lake Elsinore, California and 400 acres of unentitled and unimproved land located in the City of Chino Hills, California. The lots are entitled and unimproved and a part of a successful master planned community.
Mr. Shopoff stated “We believe these properties will appreciate in value over the next few years, and feel that development activity will be toward the early phases of the next market cycle. The Lake Elsinore market will be poised to capture a significant market share as the market recovers.”
These acquisitions are consistent with SPT’s investment strategy, which is to purchase quality properties and hold the property for long-term investment until market conditions warrant a sale, or multiple phased sales.
About Shopoff Properties Trust
Shopoff Properties Trust is a publicly registered, privately traded real estate investment trust (REIT). Shopoff Properties Trust REIT is advised by Shopoff Advisors, L.P., and is sponsored by The Shopoff Group, L.P. The primary focus of Shopoff Properties Trust is to acquire undeveloped real estate assets and enhance the value of these land holdings through land planning and design, engineering and processing of tentative tact maps, and obtaining required environmental approvals.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws which are intended to be covered by the safe harbors covered by these laws. Historical results and trends should not be taken as indicative of future operations. Forward looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of us, are generally identifiable by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, “prospects” or similar expressions. . Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to: changes in economic conditions generally and in the real estate market specifically; legislative/regulatory changes, including laws governing the taxation of REITs; availability of capital; interest rates; our ability to service our debt; competition; supply and demand for undeveloped land and other real estate in our proposed market areas; and other risk factors as outlined in company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.